Exhibit 10.3

Morgan Stanley & Co. International Limited
c/o Morgan Stanley Bank
One New York Plaza
NY, NY 10036-8293

Morgan Stanley & Co. International Limited

c/o Morgan Stanley Bank, as agent

One New York Plaza

New York, NY 10036-8293

                September 13, 2005

To: Encore Capital Group, Inc.

8875 Aero Drive, Suite 200

San Diego, CA 92123

Attention: Paul Grinberg

Telephone No.: (858) 309-6957

Facsimile No.: (858) 309-6977

Re: Call Option Transaction

Reference:

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. International Limited (“MSIL”), by Morgan Stanley Bank (“MSB”), as agent, and Encore Capital Group, Inc., a Delaware corporation (“Counterparty”), on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous letter and serve as the final documentation for this Transaction.

The definitions and provisions contained in the 1996 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein have the meanings assigned to them in the Offering Memorandum dated September 13, 2005 (the “Offering Memorandum”) relating to the USD 90,000,000 principal amount of Senior Convertible Notes due September 19, 2010 (the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by the Counterparty pursuant to an Indenture to be dated on or about September 19, 2005 (the “Indenture”) between Counterparty and JPMorgan Trust Company, N.A., as trustee. In the event of any inconsistency between the terms defined in the Offering Memorandum and this Confirmation, the Confirmation shall govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between MSIL and the Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if MSIL and the Counterparty had executed an agreement in such form (but without any Schedule except for the election of (i) the laws of the State of New York as the governing law and (ii) United States dollars as the Termination Currency) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	September 14, 2005

Option Style:	“Modified American”, as set forth under “Exercise and Valuation” below

Option Type:	Call

Buyer:	Counterparty

Seller:	MSIL

Shares:	The common stock of Counterparty, par value USD 0.01 per Share (Exchange symbol “ECPG”)

Number of Options:	45,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Option Entitlement:	As of any date, a number equal to the Conversion Rate as of such date (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Section 15.01(d) or to Section 15.04(h) of the Indenture), for each Convertible Note.

Strike Price:	USD 22.3375

Premium:	USD 12,320,777

Premium Payment Date:	September 19, 2005

Exchange:	NASDAQ National Market

Related Exchange(s):	The principal exchange(s) for options contracts or futures contracts, if any, with respect to the Shares

Exercise and Valuation:

Exercise Period:	Notwithstanding the Equity Definitions, the Exercise Period shall be, in respect of the Exercise Options (as defined below), each period commencing on the date a Notice of Conversion is submitted to Counterparty by a holder of Convertible Notes to and including the Exchange Business Day following such date; provided, however, that if Net Share Settlement is the Settlement Method, then notwithstanding the Equity Definitions, the Exercise Period shall be, in respect of the Exercise Options, each period commencing on the date a Notice of Conversion is submitted to the Counterparty by a holder of Convertible Notes to and including the Exchange Business Day immediately preceding the first day of the Cash Settlement Averaging Period; provided further that if Net Share Settlement is the Settlement Method, then in respect of Exercise Options relating to the Convertible Notes tendered for conversion on or following the twenty-third scheduled Exchange Business Day preceding the maturity date of the Convertible Notes, the final day of the Exercise Period shall be the maturity date for the Convertible Notes. For the avoidance of doubt, only a number of options equal to the Exercise Options shall be exercisable hereunder, and only during the Exercise Period for such Exercise Options.

Exercise Options:

In respect of any Exercise Period, a number of Options, as specified in Counterparty’s notice of exercise, no greater than the lesser of (i) the remaining Number of Options as of the relevant Exercise Date and (ii) the number of Convertible Notes surrendered to Counterparty for conversion. Notwithstanding the foregoing, for any Exercise Period beginning on and following the twenty-third scheduled Exchange Business Day prior to the maturity date of the Convertible Notes, the Exercise Options, in respect of Convertible Notes surrendered for conversion, shall be equal to the lesser of (i) the number of Convertible Notes surrendered to the Counterparty for conversion in respect of such Exercise Period divided by two (2) and (ii) the result of the following formula:

where,

	CNC	=	The number of Convertible Notes surrendered to Counterparty for conversion in respect of such Exercise Period;

	NO	=	The Number of Options remaining (without giving effect to any exercise of Options for such Exercise Period); and

	CNO	=	The number of Convertible Notes outstanding (without giving effect to any conversion of Convertible Notes for such Exercise Period).

Expiration Time:	The Valuation Time

Expiration Date:	With respect to any Exercise Options, the earlier of the maturity date of the Convertible Notes and the final day of the Exercise Period in respect of such Exercise Options.

Multiple Exercise:	Applicable, as described under Exercise Options above.

Automatic Exercise:

Applicable; and means that, in respect of an Exercise Period, a number of Options not previously exercised hereunder equal to the Exercise Options shall be deemed to be exercised on the Expiration Date for the Exercise Period relating to such Exercise Options; provided that such Options shall be deemed exercised only to the extent that Counterparty has provided a Notice of Exercise to MSIL.

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Options, the Counterparty shall, on or prior to the last day of the Exercise Period, provide MSIL with a notice containing (i) the number of such Options and (ii) the Settlement Date; provided that if Net Share Settlement is the Settlement Method, the Counterparty must provide in such notice, in addition to the number of Options being exercised and the Settlement Date, the first day of the Cash Settlement Averaging Period; provided further that if Net Share Settlement is the Settlement Method, then with respect to any Exercise Options relating to Convertible Notes tendered for conversion on or following the twenty-third Exchange Business Day preceding the maturity date of the Convertible Notes, such notice may be given on or prior to the Expiration Date for such Exercise Options and need only specify the number of such Exercise Options.

Valuation Time:	At the close of trading of the regular trading session on the Exchange

Market Disruption Event:	Section 4.3(a)(ii) is hereby amended by replacing the phrase “during the one-half hour period that ends at the relevant Valuation Time” with the phrase “prior to 1.00 p.m. on such Exchange Business Day of an aggregate one half hour period”.

Settlement Terms:

Settlement Method:	Physical Settlement; provided that if the Counterparty notifies the Trustee and the holders of Convertible Notes of its obtaining the shareholder consent with respect to the Convertible Notes in accordance with Section 15.02 of the Indenture and at the same time delivers notification of such shareholders’ consent to MSIL, then Net Share Settlement will apply.

Physical Settlement:	If applicable then, notwithstanding Section 6.1 of the Equity Definitions, the Counterparty shall pay to MSIL, on the earlier of the Settlement Date and the maturity date for the Convertible Notes, the amount equal to the product of (i) the Strike Price, (ii) the Number of Options being exercised or deemed exercised on such date and (iii) the Option Entitlement, and MSIL shall, on the relevant Settlement Date, deliver Shares to the Counterparty; provided further that if and to the extent Counterparty is required to deliver cash in lieu of fractional Shares (or any fractional Shares) with respect to the settlement of Convertible Notes, the Calculation Agent shall adjust the settlement terms hereunder to account for delivery by MSIL to Counterparty of such cash or fractional Shares in the amount of such required delivery obligation.

Settlement Date:	For any Exercise Options relating to the conversion of Convertible Notes, the settlement date for Shares to be delivered under such Convertible Notes under the terms of the Indenture.

Net Share Settlement:	If applicable, MSIL will deliver to the Counterparty, on the Settlement Date, a number of Shares equal to the Net Shares in respect of an Option exercise.

Net Shares:	In respect of any Option exercised or deemed exercised, for each Option, a number of Shares equal to (i) the Option Entitlement multiplied by (ii) the sum of the quotients, for each Valid Day during the Cash Settlement Averaging Period for such Option, of (A) the Relevant Price on such Valid Day less the Strike Price, divided by (B) the Relevant Price on such Valid Day, divided by (iii) 20; provided that if, with respect to clause (A) of this provision, on any Valid Day in the Cash Settlement Averaging

Period for any Exercise Options relating to a Notice of Exercise delivered to MSIL prior to the twenty-third scheduled Exchange Business Day prior to the maturity date for the Convertible Notes, the Relevant Price on such Valid Day is less than the Strike Price, the Net Shares for such Valid Day shall be deemed to be zero. In no event will the Net Shares be less than zero.

MSIL will deliver cash in lieu of any fractional Shares valued at the Relevant Price on the last Valid Day of the relevant Cash Settlement Averaging Period.

Valid Day:	An Exchange Business Day on which the Exchange is open for trading during its regular trading session and there is no Market Disruption Event with respect to the Shares.

Relevant Price:	In respect of any Option exercised or deemed exercised, the per Share volume-weighted average price for each of the 20 consecutive Valid Days during the Cash Settlement Averaging Period as displayed under the heading “Bloomberg VWAP” on Bloomberg page ECPG <equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent using a volume-weighted method).

Cash Settlement Averaging Period:	For any Exercise Options relating to the conversion of Convertible Notes, (x) if the Counterparty has, prior to the twenty-third scheduled Exchange Business Day preceding the maturity date of the Convertible Notes, delivered a Notice of Exercise to MSIL with respect to such Exercise Options, or the Counterparty has on such twenty-third scheduled Exchange Business Day preceding the maturity date of the Convertible Notes delivered a Notice of Exercise relating to the Notice of Conversion submitted on the immediately preceding Exchange Business Day with respect to such Exercise Options, the twenty (20) consecutive Valid Days commencing on and including the second Exchange Business Day following the delivery by the Counterparty of the Notice of Exercise or Notice of Conversion, as applicable, or (y) if the Counterparty has not delivered a Notice of Exercise with respect to such Exercise Options prior to the twenty-third scheduled Exchange Business Day preceding the maturity date of the Convertible Notes, the twenty (20) consecutive Valid Days commencing on the first Exchange Business Day following the maturity date for the Convertible Notes.

Other Applicable Provisions:	If Net Share Settlement is the Settlement Method, the provisions of Sections 6.6, 6.7, 6.8, 6.9 and 6.10 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to any Option means that Net Share Settlement is applicable to that Option.

Failure to Deliver:	Applicable

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 9.1(e) of the Equity Definitions, a “Potential Adjustment Event” means any occurrence of any event or condition, as set forth in Section 15.04 of the Indenture that would result in an adjustment to the Conversion Rate of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Conversion Rate pursuant to Section 15.01(d) or to Section 15.04(h) of the Indenture.

Method of Adjustment:	Calculation Agent Adjustment, and means that, notwithstanding Section 9.1(c) of the Equity Definitions, upon any adjustment to the Conversion Rate of the Convertible Notes pursuant to the Indenture (other than Section 15.01(d) or Section 15.04(h) of the Indenture), the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction.

Extraordinary Events applicable to the Transaction:

Merger Events:	Notwithstanding Section 9.2(a) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 15.06 of the Indenture.

Consequence of Merger Events:	Notwithstanding Section 9.3 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in Section 15.01(d) of the Indenture.

Additional Termination Events:	If an event of default with respect to Counterparty shall occur under the terms of the Convertible Notes as set forth in Section 7.01 of the Indenture, then such event shall constitute an Additional Termination Event applicable to this Transaction and, with respect to such event (i) Counterparty shall be deemed to be the sole Affected Party and the Transaction shall be the sole affected transaction and (ii) MSIL shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

4. Calculation Agent:	MSIL

5. Account Details:

(a)	Account for payments to Company:

    JPMorgan Chase Bank

    ABA# 122100024

    Acct: Encore Capital Group, Inc. Operating

    Account No.: 656436870

Account for delivery of Shares to Counterparty:

    To come under separate cover

(b)	Account for payments to MSIL:

    Chase Manhattan Bank, New York

    BIC: CHASUS33

    ABA # 021-000-021

    Morgan Stanley & Co Intl Ltd.

    Account No.: 400333139

    For further credit to Customer Account

Account for delivery of Shares to MSIL:

    DTC 050

6. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of MSIL for the Transaction is: New York

    Morgan Stanley & Co. International Limited

    c/o Morgan Stanley Bank

    One New York Plaza

    4th Floor

    New York, NY 10004

7. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

      Encore Capital Group, Inc.

      8875 Aero Drive, Suite 200

      San Diego, CA 92123

      Attention: George Brooker

      Telephone No.: (858) 309-6957

      Facsimile No.: (858) 309-6977

(b)	Address for notices or communications to MSIL:

    Morgan Stanley & Co. International Limited

    c/o Morgan Stanley Bank, as agent

    c/o Morgan Stanley

    One New York Plaza

    4th Floor

    New York, NY 10004

    attn: Fred Gonfiantini

    Telephone Number: 212-276-2427

    Fax Number: 212-507-0724

    with a copy to:

    Legal Department

    Morgan Stanley & Co. Incorporated

    1585 Broadway

    38th Floor

    New York, New York 10036

    attn: Anthony Cicia

    Telephone Number: 212-761-3452

    Fax Number: 212-507-4338

8. Representations and Warranties of Counterparty

The representations and warranties of the Counterparty set forth in Section 3 of the Agreement and in Section 4 of the Purchase Agreement (the “Purchase Agreement”) dated as of September 13, 2005 among the Counterparty and J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as representatives of the Initial Purchasers parties thereto, are true and correct and are hereby deemed to be repeated to MSIL as if set forth herein. The Counterparty hereby further represents and warrants to MSIL that:

(a)	The Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on the Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by the Counterparty and constitutes its valid and binding obligation, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of the Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of the Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Counterparty or any of its subsidiaries is a party or by which the Counterparty or any of its subsidiaries is bound or to which the Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, or breach or constitute a default under any agreements and contracts of the Counterparty or its significant subsidiaries filed as exhibits to the Counterparty’s Annual Report on Form 10-K for the year ended December 31, 2004, incorporated by reference in the Offering Memorandum.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by the Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)	It is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”) because one or more of the following is true:

The Counterparty is a corporation, partnership, proprietorship, organization, trust or other entity and:

(A)	the Counterparty has total assets in excess of USD 10,000,000;

(B)	the obligations of Counterparty hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C)	the Counterparty has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of Counterparty’s business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Counterparty in the conduct of Counterparty’s business.

(e)	Each of it and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Counterparty.

(f)	Counterparty hereby represents and warrants to MSIL that it is an “accredited investor” (as such term is defined in Section 2(15)(ii) of the Securities Act).

(g)	Counterparty hereby represents and warrants to MSIL that Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness.

(h)	Counterparty hereby represents and warrants to MSIL that Counterparty’s investments in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction.

(i)	Counterparty hereby agrees and acknowledges that the Transaction has not been registered with the Securities and Exchange Commission or any state securities commission and that the Options are being written by MSIL to Counterparty in reliance upon exemptions from any such registration requirements. Counterparty acknowledges that all Options acquired from MSIL will be acquired for investment purposes only and not for the purpose of any resale or other transfer except in compliance with the requirements of the Securities Act. Counterparty will not sell or otherwise transfer any Options acquired from MSIL or any interest therein except in compliance with the requirements of the Securities Act and any subsequent offer or sale of the Options will be solely for Counterparty’s account and not as part of a distribution that would be in violation of the Securities Act.

(j)	Counterparty hereby represents and warrants to MSIL that it understands no obligations of MSIL to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of MSIL or any governmental agency.

(k)	Counterparty hereby represents and warrants to MSIL that it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

9. Other Provisions:

(a)	Opinions. The Counterparty shall deliver to MSIL an opinion of counsel, dated as of the Premium Payment Date, with respect to the matters set forth in Sections 8(a) through (d) of this Confirmation.

(b)	Amendment. If the Initial Purchasers party to the Purchase Agreement exercises their right to purchase additional Convertible Notes as set forth therein, then, at the discretion of the Counterparty, MSIL and the Counterparty will either enter into a new confirmation or amend this Confirmation to provide for such increase in Convertible Notes (but on pricing terms acceptable to MSIL and the Counterparty) (such additional confirmation or amendment to this Confirmation to provide for the payment by the Counterparty to MSIL of the additional premium related thereto).

(c)	No Reliance, etc. Each party represents that (i) it is entering into the Transaction evidenced hereby as principal (and not as agent or in any other capacity); (ii) neither the other party nor any of its agents are acting as a fiduciary for it; (iii) it is not relying upon any representations except those expressly set forth in the Agreement or this Confirmation; (iv) it has not relied on the other party for any legal, regulatory, tax, business, investment, financial, and accounting advice, and it has made its own investment, hedging, and trading decisions based upon its own judgment and not upon any view expressed by the other party or any of its agents; and (v) it is entering into this Transaction with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks.

(d)	Share De-listing Event. If at any time during the period from and including the Trade Date, to and including the Expiration Date, the Shares cease to be listed or quoted on the Exchange (a “Share De-listing”) for any reason (other than a Merger Event as a result of which the shares of common stock underlying the Options are listed or quoted on The New York Stock Exchange, The American Stock Exchange or the NASDAQ National Market (or their respective successors) (the “Successor Exchange”)) and are not immediately re-listed or quoted as of the date of such de-listing on the Successor Exchange, then Cancellation and Payment (as defined in Section 9.6 of the Equity Definitions treating the “Announcement Date” as the date of first public announcement that the Share De-Listing will occur and the “Merger Date” as the date of the Share De-Listing) shall apply, and the date of the de-listing shall be deemed the date of termination for purposes of calculating any payment due from one party to the other in connection with the cancellation of this Transaction. If the Shares are immediately re-listed on a Successor Exchange upon their de-listing from the Exchange, this Transaction shall continue in full force and effect, provided that the Successor Exchange shall be deemed to be the Exchange for all purposes hereunder. In addition, the Calculation Agent shall make any adjustments it deems necessary to the terms of the Transaction in accordance with Calculation Agent Adjustment method as defined under Section 9.1(c) of the Equity Definitions.

(e)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give MSIL a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares on such day, subject to any adjustments provided herein, is (i) less than 21.3 million or (ii) more than 1 million less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless MSIL and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to MSIL’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide MSIL with a Repurchase Notice on the day and in the manner specified in this Section 9(e), and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify the Counterparty in writing, and the Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph (e) is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (e) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity. The indemnity and contribution agreements contained in this paragraph (e) shall remain operative and in full force and effect regardless of the termination of this Transaction.

(f)	Regulation M. The Counterparty was not on the Trade Date and is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (“Exchange Act”), of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in sections 101(b)(10) and 102(b)(7) of Regulation M. The Counterparty shall not, until the fifth Exchange Business Day immediately following the Trade Date, engage in any such distribution.

(g)	No Manipulation. The Counterparty is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(h)	Number of Repurchased Shares. Counterparty represents that it could have purchased Shares, in an amount equal to the product of the Number of Options and the Option Entitlement, on the Exchange or otherwise, in compliance with applicable law, its organizational documents and any orders, decrees, contractual agreements binding upon Counterparty, on the Trade Date.

(i)	Board Authorization. Each of this Transaction and the issuance of the Convertible Notes was approved by its board of directors and publicly announced, solely for the purposes stated in such board resolution and public disclosure and, prior to any exercise of Options hereunder, Counterparty’s board of directors will have duly authorized any repurchase of Shares pursuant to this Transaction. Counterparty further represents that there is no internal policy, whether written or oral, of Counterparty that would prohibit Counterparty from entering into any aspect of this Transaction, including, but not limited to, the purchases of Shares to be made pursuant hereto.

(j)	Transfer or Assignment. Neither party may transfer any of its rights or obligations under this Transaction without the prior written consent of the non-transferring party; provided that if, as determined at MSIL’s sole discretion, its “beneficial ownership” (within the meaning of Section 16 of the Exchange Act and rules promulgated thereunder) exceeds 8% of Counterparty’s outstanding Shares, MSIL may transfer or assign a number of Options sufficient to reduce such “beneficial ownership” to 7.5% to any third party with a rating for its long term, unsecured and unsubordinated indebtedness of A+ or better by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A1 or better by Moody’s Investor Service, Inc. (“Moody’s”) or, if either

S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and MSIL. If, in the discretion of MSIL, MSIL is unable to effect such transfer or assignment after its commercially reasonable efforts on pricing terms reasonably acceptable to MSIL and within a time period reasonably acceptable to MSIL, MSIL may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that its “beneficial ownership” following such partial termination will be equal to or less than 8%. In the event that MSIL so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the Terminated Portion, (ii) the Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing MSIL to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, MSIL may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform MSIL’s obligations in respect of this Transaction and any such designee may assume such obligations. MSIL shall be discharged of its obligations to Counterparty to the extent of any such performance.

(k)	Staggered Settlement. MSIL may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(a)	in such notice, MSIL will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date on a payment versus delivery basis;

(b)	the aggregate number of Shares that MSIL will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that MSIL would otherwise be required to deliver on such Nominal Settlement Date; and

(c)	if the Net Share Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms will apply on each Staggered Settlement Date, except that the Net Shares will be allocated among such Staggered Settlement Dates as specified by MSIL in the notice referred to in clause (a) above.

(l)	Damages. Neither party shall be liable under Section 6.10 of the Equity Definitions for special, indirect or consequential damages, even if informed of the possibility thereof.

(m)	Early Unwind. In the event the sale of Convertible Notes is not consummated with the initial purchasers for any reason by the close of business in New York on September 19, 2005 (or such later date as agreed upon by the parties) (September 19, 2005 or such later date as agreed upon being the “Early Unwind Date”), this Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of MSIL and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Counterparty shall reimburse MSIL for any costs or expenses (including market losses) relating to the unwinding of its hedging activities in connection with the Transaction (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position). The amount of any such reimbursement shall be determined by MSIL in its sole good faith discretion. MSIL shall notify Counterparty of such amount and Counterparty shall pay such amount in immediately available funds on the Early Unwind Date. MSIL and Counterparty represent and acknowledge to the other that, subject to the proviso included in this Section, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(n)	Role of Agent. Each party agrees and acknowledges that MSB is acting as agent for both parties but does not guarantee the performance of MSIL. MSIL is not a member of the Securities Investor Protection Corporation. Neither MSIL nor Counterparty shall contact the other with respect to any matter relating to the Transaction without the direct involvement of MSB, (ii) MSB, MSIL and Counterparty each hereby acknowledges that any transactions by MSIL or MSB in the Shares will be undertaken by MSIL or MSB, as the case may, as principal for its own account; and (iii) all of the actions to be taken by MSIL and MSB in connection with the Transaction shall be taken by MSIL or MSB independently and without any advance or subsequent consultation with the Counterparty; and (iv) MSB is hereby authorized to act as agent for Counterparty only to the extent required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Options described hereunder.

(o)	Additional Provisions.

(i) Section 9.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the third line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the period at the end of subsection (ii) thereof and inserting the following words therefor “ or (C) at MSIL’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii) Notwithstanding Section 9.7 of the Equity Definitions, everything in the first paragraph of Section 9.7(b) of the Equity Definitions after the words “Calculation Agent” in the third line through the remainder of such Section 9.7 shall be deleted and replaced with the following:

“based on an amount representing the Calculation Agent’s determination of the fair value to Buyer of an option with terms that would preserve for Buyer the economic equivalent of any payment or delivery (assuming satisfaction of each applicable condition precedent) by the parties in respect of the relevant Transaction that would have been required after that date but for the occurrence of the Merger Event or the De-Listing Event, as the case may be.”

(iii) Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of any event resulting in an adjustment to the Conversion Rate as set forth in Section 15.01(d) of the Indenture in respect of any Convertible Notes surrendered for conversion, the delivery of a Notice of Conversion to the Counterparty relating to such Convertible Notes shall constitute an Additional Termination Event hereunder with respect to the number of Exercise Options relating to such number of Convertible Notes included in such Notice of Conversion. Upon receipt of such Notice of Conversion, the Counterparty shall promptly forward such notice to MSIL and upon receipt of the Counterparty’s notice, MSIL shall, in its sole discretion, designate any Exchange Business Day as an Early Termination Date with respect to all or a portion of this Transaction corresponding to such number of Exercise Options. As a result of the occurrence of a Termination Event described in this clause (iii), any payment hereunder shall be calculated pursuant to Section 6 of the Agreement; provided that (i) for the purposes of such calculation, the Counterparty shall be the sole Affected Party with respect to such termination, (ii) in case of a partial termination, an Early Termination Date shall be designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the terminated portion and such Transaction shall be the only Terminated Transaction, and (iii) if any amount hereunder is payable by MSIL to the Counterparty, such payment shall be satisfied solely by delivery by MSIL to the Counterparty of a number of Shares equal to such amount calculated pursuant to Section 6 as above divided by a price per Share determined by the Calculation Agent; provided further that in no event shall such number of Shares deliverable on such early termination by MSIL to the Counterparty be greater than the number of Shares underlying the Convertible Notes to which the Notice of Conversion described in the first sentence of this clause (iii) relates plus the number of additional Shares resulting from any adjustment set forth in Section 15.01(d) of the Indenture deliverable with respect of such Convertible Notes minus the number of Shares equal in value to the USD 1,000 principal amount of Convertible Notes to which such Notice of Conversion relates, as determined by the Calculation Agent in its sole discretion.

(p)	Setoff. In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Date, MSIL shall have the right to set off any obligation that it may have to Counterparty under this Confirmation, including without limitation any obligation to make any payment of cash or delivery of Shares to Counterparty, against any obligation the Counterparty may have to MSIL under any other agreement between MSIL and Counterparty relating to Shares (each such contract or agreement, a “Separate Agreement”), including without limitation any obligation to make a payment of cash or a delivery of Shares or any other property or securities. For this purpose, MSIL shall be entitled to convert any obligation (or the relevant portion of such obligation) denominated in one currency into another currency at the rate of exchange at which it would be able to purchase the relevant amount of such currency, and to convert any obligation to deliver any non-cash property into an obligation to deliver cash in an amount calculated by reference to the market value of such property as of the Early Termination Date, as determined by the Calculation Agent in its sole discretion; provided that in the case of a set-off of any obligation to release or deliver assets against any right to receive fungible assets, such obligation and right shall be set off in kind and; provided further that in determining the value of any obligation to deliver Shares, the value at any time of such obligation shall be determined by reference to the market value of the Shares at such time, as determined in good faith by the Calculation Agent. If an obligation is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

(q)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of this Transaction, an amount is payable by MSIL to Counterparty (i) pursuant to Section 9.7 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), the Counterparty may request MSIL to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) (except that the Counterparty shall not make such an election in the event of a Merger Event, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, or an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which the Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement in each case that resulted from an event or events outside Counterparty’s control) and shall give irrevocable telephonic notice to MSIL, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the Merger Date, the date of the occurrence of the Early Termination Date, as applicable; provided that if the Counterparty does not validly request MSIL to satisfy its Payment Obligation by the Share Termination Alternative, MSIL shall have the right, in its sole discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s election to the contrary. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in Section 6(e) with respect to (i) this Transaction and (ii) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

Share Termination Alternative:	Applicable and means that MSIL shall deliver to Counterparty the Share Termination Delivery Property on the date when the Payment Obligation would otherwise be due pursuant to Section 9.7 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to MSIL of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to MSIL at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	One Share or, if a Merger Event has occurred and a corresponding adjustment to this Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If this Transaction is to be Share Termination Settled, the provisions of Sections 6.6, 6.7, 6.8, 6.9 and 6.10 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Settlement is applicable to this Transaction.

(r)	Governing Law. New York law (without reference to choice of law doctrine).

(s)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(t)	Right to Extend. MSIL may extend any Settlement Date or any other date of delivery by MSIL, with respect to some or all of the Options hereunder, if MSIL determines, in its discretion, that such extension is reasonably necessary to enable MSIL to effect purchases of Shares in connection with its hedging activity hereunder in a manner that would, if MSIL were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements.

(u)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of MSIL, the Shares acquired by MSIL for the purpose of hedging its obligations pursuant to this Transaction would be in the hands of MSIL subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Counterparty, unless waived by MSIL. If the Counterparty elects a Private Placement Settlement or Registered Settlement for any Restricted Shares then the procedures in clause (i) or clause (ii) below shall apply for such Restricted Shares. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a Private Placements or Registered Settlements for such Restricted Shares to be sold hereunder.

(i)	If the Counterparty elects to satisfy its obligations under this Section 9(u) pursuant to this clause (i) (a “Private Placement Settlement”), then Counterparty shall use its reasonable best efforts to enable MSIL to sell such Restricted Shares in accordance with the customary private placement procedures with respect to such Restricted Shares reasonably acceptable to MSIL; provided that the Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by the Counterparty to MSIL (or any affiliate designated by MSIL) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by MSIL (or any such affiliate of MSIL). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to MSIL, due diligence rights (for MSIL or any designated buyer of the Restricted Shares by MSIL), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to MSIL. In the case of a Private Placement Settlement, MSIL shall determine the appropriate discounts applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the amount of such Restricted Shares to be sold by MSIL hereunder. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by MSIL to the Counterparty, of such applicable discount and the number of Restricted Shares to be sold pursuant to this clause (i).

(ii)	If the Counterparty elects to satisfy its obligations under this Section 9(u) pursuant to this clause (ii) (a “Registration Settlement”), then the Counterparty shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to MSIL, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities, due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to MSIL. If MSIL, in its sole reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If MSIL is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following the date the Counterparty elects to satisfy its obligation under this Section 9(u) and ending on the earliest of (i) the Exchange Business Day on which MSIL completes the sale of all Restricted Shares, (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(1) or (2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144(k) (or any similar provision then in force) or Rule 145(d)(3) (or any similar provision then in force) under the Securities Act.

(iii)	Without limiting the generality of the foregoing, Counterparty agrees that any Restricted Shares held by MSIL, (i) may be transferred by and among MSIL and its affiliates and Counterparty shall effect such transfer without any further action by MSIL and (ii) if applicable, after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after any Settlement Date for such Restricted Shares, Counterparty shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon delivery by MSIL (or such affiliate of MSIL) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered by MSIL in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by MSIL (or such affiliate of MSIL).

If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Counterparty shall be the Defaulting Party.

Morgan Stanley & Co. International Limited
c/o Morgan Stanley Bank
One New York Plaza
NY, NY 10036-8293

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it by facsimile to the address provided in the Notices section of this Confirmation, or by facsimile to the number provided on the attached facsimile cover page.

        Very truly yours,

Morgan Stanley & Co. International Limited

By:	/s/ Patrick A. Cox
Authorized Signatory
Name:	Patrick A. Cox

Morgan Stanley Bank, as agent

By:	/s/ Richard B. Felix
Authorized Signatory
Name:	Richard B. Felix
Chief Executive Officer

Accepted and confirmed
as of the Trade Date:

ENCORE CAPITAL GROUP, INC.

By:	/s/ Paul Grinberg
Authorized Signatory
Name:	Paul Grinberg